Exhibit 4.1

AMENDMENT TO THE STOCKHOLDER RIGHTS AGREEMENT

This Amendment to the Stockholder Rights Agreement (this “Amendment”) is entered into as of May 28, 2009, between Curagen Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC as rights agent (the “Rights Agent”).

INTRODUCTION

The Company and the Rights Agent have entered into the Stockholder Rights Agreement dated as of March 27, 2002 (the “Rights Agreement”).

The Company, Celldex Therapeutics, Inc., a Delaware corporation (“Buyer”), and Cottrell Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), intend to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each share of the Company Common Stock will be converted into the right to receive the number of shares of Buyer Common Stock determined pursuant to the formula set forth in the Merger Agreement.

Section 27 of the Rights Agreement provides that, for so long as the Rights (as defined in the Rights Agreement) are then redeemable, and subject to certain exceptions that do not apply to the amendments contemplated hereby, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights. On May 28, 2009, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein in order to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement.

The Company and the Rights Agent therefore agree as follows:

1. Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

2. Amendments.

(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“In addition, notwithstanding anything in this Agreement to the contrary, none of Celldex Therapeutics, Inc., a Delaware corporation (“Buyer”), Cottrell Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), or any of their Affiliates or Associates, individually or collectively, shall be an “Acquiring Person” solely by reason of one or more of: (1) the approval, adoption, execution or delivery of the Agreement and Plan of Merger (as it may be amended and supplemented, the “Merger Agreement”) among the Company, Buyer and Merger Sub, pursuant to which Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation and as an indirect wholly-owned subsidiary of Buyer (the “Merger”), (2) the consummation of the Merger or (3) the consummation of any of the other transactions contemplated by the Merger Agreement.”

(b) The definition of “Beneficial Ownership” in Section 1(e) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this definition of Beneficial Ownership to the contrary, none of Buyer, Merger Sub, or any of their Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” or shall be deemed to “beneficially own” any shares of Common Stock solely as a result of one or more of (1) the approval, adoption, execution or delivery of the Merger Agreement, (2) the consummation of the Merger or (3) the consummation of any of the other transactions contemplated by the Merger Agreement.”

(c) The definition of “Distribution Date” in Section 1(n) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall be deemed not to have occurred solely as a result of one or more of (x) the approval, adoption, execution or delivery of the Merger Agreement, (y) the consummation of the Merger or (z) the consummation of any of the other transactions contemplated by the Merger Agreement”

(d) The definition of “Final Expiration Date” in Section 1(r) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“ ‘Final Expiration Date’ shall mean the earlier of (i) the close of business on March 27, 2012 and (ii) immediately prior to the Effective Time, as such term is defined in the Merger Agreement. In the event that the Final Expiration Date means immediately prior to the Effective Time, the Company shall promptly notify the Rights Agent after the occurrence of such Effective Time.”

(e) The definition of “Section 11(a)(ii) Event” in Section 1(ff) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of one or more of (x) the approval, adoption, execution or delivery of the Merger Agreement, (y) the consummation of the Merger or (z) the consummation of any of the other transactions contemplated by the Merger Agreement”

(f) The definition of “Section 13 Event” in Section 1(hh) of the Rights Agreement is hereby amended to add the following at the end thereof immediately prior to the period:

“; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Section 13 Event shall be deemed not to have occurred, and the provisions of such section shall not be made or given effect, solely as a result of one or more of (x) the approval, adoption, execution or delivery of the Merger Agreement, (y) the consummation of the Merger or (z) the consummation of any of the other transactions contemplated by the Merger Agreement”

(g) The definition of “Stock Acquisition Date” in Section 1(jj) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of one or more of (x) the approval, adoption, execution or delivery of the Merger Agreement, (y) the consummation of the Merger or (z) the consummation of any of the other transactions contemplated by the Merger Agreement.”

(h) Section 1 of the Rights Agreement is amended by adding thereto a subsection (pp) which shall read as follows:

“(pp) each of “Merger Agreement”, “Buyer”, “Merger Sub” and “Merger” shall have the meanings given to such terms in the definition of “Acquiring Person”.”

3. Effective Date. This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon the execution and delivery of the Merger Agreement by the parties thereto.

4. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

5. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to any conflict of laws principles that would cause the application of the laws of any other jurisdiction).

7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. Certification. The officer of the Company executing this Amendment, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company duly adopted and approved at a meeting held on May 28, 2009, hereby certifies to the Rights Agent that the supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement.

9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the Company has executed this Amendment as of the date first above written.

CURAGEN CORPORATION

By:	/s/ Timothy Shannon
Name:	Timothy Shannon
Title:	President and CEO

[Signature Page to Rights Agreement Amendment]

IN WITNESS WHEREOF, the Rights Agent has executed this Amendment as of the date first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

[Signature Page to Rights Agreement Amendment]